Exhibit 4.2

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of June 4, 2004, by and among JER INVESTORS TRUST INC., a Maryland corporation (the “Company”), JER COMMERCIAL DEBT ADVISORS LLC, a Delaware limited liability company (the “Manager”), FRIEDMAN, BILLINGS, RAMSEY AND CO., INC., a Delaware corporation (“FBR”), and the HOLDERS (as defined below).

THE PARTIES ENTER THIS AGREEMENT on the basis of the following facts, understandings and intentions:

A. The Company and FBR entered into that certain Purchase/Placement Agreement, dated as of May 27, 2004 (the “Purchase Agreement”), in connection with the offering and sale (the “Offering”) of 11,500,000 shares of common stock, par value $0.01 per share, of the Company (“Common Stock”), including up to 1,500,000 shares of Common Stock that may be issued pursuant to an additional allotment option granted to FBR.

B. In order to induce the investors who are purchasing the Common Stock in the Offering to purchase such Common Stock and FBR to enter into the Purchase Agreement, the Company has agreed to provide the registration rights provided for in this Agreement for the Holders and such investors have, by separate instrument, agreed to be bound by the terms and provisions hereof.

C. The execution and delivery of this Agreement is a condition to the closing of the transactions contemplated by the Purchase Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants of the parties hereto, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Definitions. As used in this Agreement, the following terms have the following meanings:

Agreement: As defined in the preamble hereof.

Affiliate: As to any specified Person, (i) any Person that directly, or indirectly through one or more intermediaries or relationships, controls or is controlled by, or is under common control with, the specified Person, (ii) any executive officer, director, trustee, managing member, general partner or Person in a similar capacity of the specified Person and (iii) any legal entity for which the specified Person acts as an executive officer, director, trustee, managing member, general partner or Person in a similar capacity. For purposes of this definition, “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly, or indirectly through one or more intermediaries or relationships, of the power to direct or cause the direction of the management and policies of such Person, whether by contract, through the ownership of voting securities, partnership or member interests or other equity interests or otherwise. An indirect relationship includes, but is not limited to, circumstances in which a Person’s spouse, children, parents, siblings or mother-, father-, sister- or brother-in-law is or has been associated with a Person.

Business Day: With respect to any act to be performed hereunder, each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in New York, New York are authorized or obligated by applicable law, regulation or executive order, to close.

Closing Time: June 4, 2004, or such other time or such other date as FBR and the Company may agree in writing.

Commission: The Securities and Exchange Commission.

Common Stock: As defined in recital A hereof.

Company: As defined in the preamble hereof, and any successor thereto.

Controlling Person. As defined in Section 6(a) hereof.

End of Suspension Notice: As defined in Section 5(b) hereof.

Exchange Act: The Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the Commission thereunder.

FBR: As defined in the preamble hereof, and any successor thereto.

Holder: Each record owner of any Registrable Shares from time to time.

Indemnified Party: As defined in Section 6(c) hereof.

Indemnifying Party: As defined in Section 6(c) hereof.

IPO Registration Statement: As defined in Section 2(a) hereof.

Liabilities: As defined in Section 6(a) hereof.

NASD: The National Association of Securities Dealers, Inc.

Offering: As defined in recital A hereof.

Person: An individual, partnership, corporation, trust, limited liability company, unincorporated organization, government or agency or political subdivision thereof, or any other legal entity.

Proceeding: An action (including a class action), claim, suit, demand, arbitration or other proceeding (including without limitation, an investigation or partial proceeding, such as a deposition), whether commenced or, to the knowledge of the Person subject thereto, threatened.

Prospectus: The prospectus included in any Registration Statement, including any preliminary prospectus, and all other amendments and supplements to any such prospectus, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference, if any, in such prospectus.

Purchase Agreement: As defined in recital A hereof, as amended from time to time in accordance with the terms thereof.

Purchaser Indemnitee: As defined in Section 6(a) hereof.

Registrable Shares: Each of the Shares upon original issuance thereof and at all times subsequent thereto, and any Common Stock or other securities issued in respect of the Shares by reason of, or in connection with, any stock dividend, stock distribution, stock split, or similar issuance, including upon the transfer thereof by the original holder or any subsequent holder, until, in the case of any such Shares, the earliest to occur of:

(i) the date on which all Registrable Shares have been sold pursuant to a Registration Statement or sold, transferred or otherwise disposed of pursuant to Rule 144;

(ii) the date on which all Registrable Shares not held by Affiliates of the Company are eligible for sale without registration under the Securities Act pursuant to subparagraph (k) of Rule 144; or

(iii) the second anniversary of the initial effective date of the Registration Statement.

Registration Expenses: Any and all expenses incident to the performance of or compliance with this Agreement, including, without limitation: (i) all Commission, securities exchange, NASD or other registration, listing, inclusion and filing fees, (ii) all fees and expenses incurred in connection with compliance with international, federal or state securities or blue sky laws (including, without limitation, any registration, listing and filing fees and reasonable fees and disbursements of counsel in connection with blue sky qualification of any of the Registrable Shares and the preparation of a blue sky memorandum and compliance with the rules of the NASD), (iii) all expenses of any Persons in preparing or assisting in preparing, word processing, duplicating, printing, delivering and distributing any Registration Statement, any Prospectus, any amendments or supplements thereto, any underwriting agreements, agreements among underwriters, securities sales agreements, certificates and any other documents relating to the performance under and compliance with this Agreement, (iv) all fees and expenses incurred in connection with the listing or inclusion of any of the Registrable Shares on any securities exchange or national quotation system pursuant to Section 4(n) of this Agreement or otherwise, (v) the fees and disbursements of counsel for the Company and of the independent public accountants of the Company (including, without limitation, the expenses of any special audit and “cold comfort” letters required by or incident to such performance), and the reasonable fees and disbursements of one counsel and one accounting firm (as selected by FBR) for the selling

Holders to review any Registration Statement, and (vi) any fees and disbursements customarily paid by issuers in connection with issues and sales of securities (including the fees and expenses of any experts retained by the Company in connection with any Registration Statement), provided, however, that Registration Expenses shall exclude brokers’ or underwriters’ discounts and commissions and transfer taxes, if any, relating to the sale or disposition of Registrable Shares by a Holder and the fees and disbursements of any counsel to or accounting firm of the Holders other than as provided for in subparagraph (v) above.

Registration Statement: Any Shelf Registration Statement or the IPO Registration Statement (that covers the resale of any Registrable Shares), including the Prospectus, amendments and supplements to such registration statement or Prospectus, including pre-and post-effective amendments, all exhibits thereto and all material incorporated by reference or deemed to be incorporated by reference, if any, in such registration statement.

Rule 144: Rule 144 promulgated by the Commission pursuant to the Securities Act, as such rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission as a replacement thereto having substantially the same effect as such rule.

Rule 144A: Rule 144A promulgated by the Commission pursuant to the Securities Act, as such rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission as a replacement thereto having substantially the same effect as such rule.

Rule 158: Rule 158 promulgated by the Commission pursuant to the Securities Act, as such rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission as a replacement thereto having substantially the same effect as such rule.

Rule 415: Rule 415 promulgated by the Commission pursuant to the Securities Act, as such rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission as a replacement thereto having substantially the same effect as such rule.

Rule 424: Rule 424 promulgated by the Commission pursuant to the Securities Act, as such rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission as a replacement thereto having substantially the same effect as such rule.

Securities Act: The Securities Act of 1933, as amended, and the rules and regulations promulgated by the Commission thereunder.

Shares: As defined in the Purchase Agreement.

Shelf Registration Statement: As defined in Section 2 hereof.

Suspension Event: As defined in Section 5(b) hereof.

Suspension Notice: As defined in Section 5(b) hereof.

Underwritten Offering: A sale of securities of the Company to an underwriter or underwriters for reoffering to the public.

2. Registration Rights.

(a) General. As set forth in Section 4 hereof and in accordance therewith, the Company agrees to file with the Commission as soon as practicable, but in no event later than nine (9) months from the date hereof, and to use its commercially reasonable efforts to cause to be declared effective by the Commission as promptly as practicable following such filing, either (i) a registration statement on Form S-11 or such other form under the Securities Act then available to the Company providing for the initial public offering of shares of Common Stock, which registration statement will provide for the resale by the Holders of any and all Registrable Shares (subject to Section 2(b) hereof) (including the Prospectus, amendments and supplements to such registration statement or Prospectus, including pre- and post-effective amendments, all exhibits thereto and all material incorporated by reference or deemed to be incorporated by reference, if any, in such registration statement, the “IPO Registration Statement”) or (ii) subject to Section 2(c) hereof, a shelf registration statement on Form S-11 or such other form under the Securities Act then available to the Company providing for the resale pursuant to Rule 415 from time to time by the Holders of any and all Registrable Shares (including the Prospectus, amendments and supplements to such shelf registration statement or Prospectus, including pre- and post-effective amendments, all exhibits thereto and all material incorporated by reference or deemed to be incorporated by reference, if any, in such shelf registration statement, the “Shelf Registration Statement”). Such commercially reasonable efforts shall include, without limitation, responding to any comments issued by the staff of the Commission with respect to any Registration Statement and filing any related amendment to such Registration Statement as promptly as practicable after receipt of such comments.

(b) IPO Registration. If the Company proposes to file an IPO Registration Statement, the Company will notify, in writing, each Holder of the proposed filing and afford each Holder an opportunity to include in such IPO Registration Statement all or any part of the Registrable Shares then held by such Holder. Each Holder desiring to include in any such IPO Registration Statement all or part of the Registrable Shares held by such Holder shall, within twenty (20) Business Days after receipt of the above-described written notice by the Company, so notify the Company in writing, and in such notice shall inform the Company of the number of Registrable Shares such Holder wishes to include in such IPO Registration Statement.

(i) Right to Terminate or Delay IPO Registration. Subject to Section 10 hereof, the Company shall have the right to terminate or withdraw any IPO Registration Statement referred to in this Section 2(b) prior to its effectiveness whether or not any Holder has elected to include Registrable Shares in such registration; provided, however, the Company must provide each Holder that elected to include any Registrable Shares in such IPO Registration Statement prompt written notice of such termination. Furthermore, in the event the IPO Registration Statement is not declared effective by the Commission within ninety (90) days following the initial filing of the IPO Registration Statement, the Company shall promptly provide a new written notice to all Holders giving them another opportunity to elect to include Registrable Shares in the pending IPO Registration Statement. Each Holder receiving such notice shall have the same election rights afforded such Holder as described in clause (b) above.

(ii) Underwriting. The Company shall give written notice to the Holders who elected to be included in the IPO Registration Statement of the managing underwriters for the

Underwritten Offering proposed under the IPO Registration Statement. The right of any such Holder’s Registrable Shares to be included in any IPO Registration Statement pursuant to this Section 2(b) shall be conditioned upon such Holder’s participation in such Underwritten Offering and the inclusion of such Holder’s Registrable Shares in the Underwritten Offering to the extent provided herein. All Holders proposing to distribute their Registrable Shares through such Underwritten Offering shall enter into an underwriting agreement in customary form with the managing underwriters selected by the Company (consistent with its contractual obligations) for such underwriting and complete and execute, as reasonably requested as to scope and form, any questionnaires, powers of attorney, indemnities, lock-up agreements, securities escrow agreements and other documents reasonably required under the terms of such underwriting, and furnish to the Company such information in writing as the Company may reasonably request for inclusion in the IPO Registration Statement; provided, however, that no Holder shall be required to make any representations or warranties to, or agreements (including indemnities) with, the Company or the underwriters other than representations, warranties or agreements (including indemnities) as are customary and reasonably requested by the underwriters with the understanding that the foregoing shall be several, not joint and several, and no such agreement (including indemnities) shall require any Holder to be liable for an amount in excess of the net proceeds received by such Holder through such Underwritten Offering. Notwithstanding any other provision of this Agreement, if the managing underwriters determine in their sole discretion that marketing factors require a limitation on the number of shares to be included, then the managing underwriters may exclude shares (including Registrable Shares) from the IPO Registration Statement and the Underwritten Offering and any Shares included in the IPO Registration Statement and the Underwritten Offering shall be allocated, first, to the Company, and second, to each of the Holders requesting inclusion of their Registrable Shares in such IPO Registration Statement on a pro rata basis based on the total number of Registrable Shares then requested for inclusion by each such Holder. If any Holder disapproves of the terms of any Underwritten Offering that is undertaken in compliance with the terms hereof, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter, delivered at least five (5) Business Days prior to the effective date of the IPO Registration Statement. Any Registrable Shares excluded or withdrawn from such Underwritten Offering shall be excluded and withdrawn from the IPO Registration Statement.

(iii) Hold-Back Agreement. By electing to include Registrable Shares in the IPO Registration Statement, if any, the Holder shall be deemed to have agreed not to effect any sale or distribution of securities of the Company of the same or similar class or classes of the securities included in the Registration Statement or any securities convertible into or exchangeable or exercisable for such securities, including a sale pursuant to Rule 144 or Rule 144A under the Securities Act, during such periods as reasonably requested by the managing underwriter (but in no event for a period longer than thirty (30) days prior to, and ninety (90) days following, the effective date of the IPO Registration Statement provided each of the executive officers and directors of the Company that hold shares of Common Stock of the Company or securities convertible into or exchangeable or exercisable for shares of Common Stock of the Company are subject to the same restriction for the entire time period required of the Holders hereunder), if an Underwritten Offering.

(iv) Registrable Shares Not Sold Under IPO Registration Statement. If (a) the Company terminates or withdraws the IPO Registration Statement prior to its effectiveness or the distribution of all Registrable Securities, if any, registered thereunder, (b) the underwriters exercise their right pursuant to Section 2(b)(ii) of this Agreement to exclude any Registrable Shares from the IPO Registration Statement, (c) any Holder elects to withdraw or not to include any Registrable Shares in the IPO Registration Statement, or (d) any Registrable Shares are otherwise not registered under and distributed pursuant to the IPO Registration Statement, then the Company shall file a Shelf Registration Statement relating to any Registrable Shares not registered under and distributed pursuant to an IPO Registration Statement as soon as practicable, but in no event later than (1) in the case of the withdrawal or abandonment of the offering pursuant to the IPO Registration Statement, the date which is thirty (30) days after the earlier of the withdrawal or abandonment of the offering pursuant to the IPO Registration Statement or (2) the date ninety (90) days after the consummation of the offering pursuant to the IPO Registration Statement.

(c) Shelf Registration. If the Company elects to file a Shelf Registration Statement or is otherwise required to file a Shelf Registration Statement pursuant to this Section 2(b), it shall notify each Holder of the proposed filing and afford each Holder an opportunity to include in such Shelf Registration Statement all or any part of the Registrable Shares then held by such Holder. Each Holder desiring to include in any such Shelf Registration Statement all or part of the Registrable Shares held by such Holder shall, within twenty (20) days after receipt of the above-described notice from the Company, so notify the Company of the number of Registrable Shares such Holder wishes to include in such Shelf Registration Statement and complete, sign and return the selling stockholder questionnaire included with the notice. The Company shall use its commercially reasonable efforts to cause the Shelf Registration Statement to be declared effective by the Commission as promptly as practicable following the filing of the Shelf Registration Statement. Any Shelf Registration Statement shall provide for the resale from time of time, and pursuant to any method or combination of methods legally available (including, without limitation, an Underwritten Offering, a direct sale to purchasers, a sale through brokers or agents, or a sale over the internet) by the Holders of any and all Registrable Shares.

(d) Expenses. The Company shall pay all Registration Expenses in connection with the registration of the Registrable Shares pursuant to this Agreement. Each Holder participating in a registration pursuant to this Section 2 shall bear such Holder’s proportionate share (based on the total number of Registrable Shares sold in such registration) of all discounts and commissions payable to underwriters or brokers and all transfer taxes in connection with a registration of Registrable Shares pursuant to this Agreement and any other expense of the Holders not allocated to the Company pursuant to this Agreement relating to the sale or disposition of such Holder’s Registrable Shares pursuant to any Registration Statement.

3. Rules 144 and 144A Reporting.

With a view to making available the benefits of certain rules and regulations of the Commission that may permit the sale of the Registrable Shares to the public without registration, the Company agrees to, until such date as no Holder owns any Registrable Shares:

(a) make and keep public information available, as those terms are understood and defined in Rule 144(c) under the Securities Act, at all times after the effective date of the first registration under the Securities Act filed by the Company for an offering of its securities to the general public;

(b) use its best efforts to timely file with the Commission all reports and other documents required to be filed by the Company under the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements);

(c) if the Company is not required to file reports and other documents under the Securities Act and the Exchange Act, make available other information as required by, and so long as necessary to permit sales of Registrable Shares pursuant to, Rule 144 and Rule 144A; and

(d) furnish to any Holder promptly upon request a written statement by the Company as to its compliance in all material respects with the reporting requirements of Rule 144 (at any time after ninety (90) days after the effective date of the first Registration Statement filed by the Company for an offering of its securities to the general public) and of the Securities Act and the Exchange Act (at any time after it has become subject to the reporting requirements of the Exchange Act), a copy of the most recent annual and quarterly report(s) of the Company, and such other reports, documents or shareholder communications of the Company, and take such further actions consistent with this Section, as a Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing a Holder to sell any such Registrable Shares without registration.

4. Registration Procedures.

In connection with the obligations of the Company with respect to any registration pursuant to this Agreement, the Company shall use its commercially reasonable efforts to effect or cause to be effected the registration of the Registrable Shares under the Securities Act to permit the public resale of such Registrable Shares by the Holder or Holders in accordance with the Holders’ intended method or methods of resale and distribution, and the Company shall, without limitation:

(a) prepare and file with the Commission, as specified in this Agreement, a Registration Statement, which Registration Statement shall comply as to form with the requirements of the applicable form and include all financial statements required by the Commission to be filed therewith, and use its commercially reasonable efforts to cause such Registration Statement to become effective as promptly as practicable following such filing and to remain effective, subject to Section 5 hereof, until the earlier of (i) the date on which all Registrable Shares have been sold pursuant to a Registration Statement or sold, transferred or otherwise disposed of pursuant to Rule 144, (ii) the date on which all Registrable Shares not held by Affiliates of the Company are eligible for sale without registration under the Securities Act pursuant to subparagraph (k) of Rule 144 or (iii) the second anniversary of the initial effective date of such Registration Statement (subject to extension as provided in Section 5(c) hereof); provided, however, that if the Company has an effective Registration Statement on Form S-11 under the Securities Act and becomes eligible to use Form S-3 or such other short-form registration statement form under the Securities Act, the Company may, upon thirty (30) Business Days prior notice to all Holders of Registrable Shares, register any Registrable Shares registered but not yet distributed under the effective Registration Statement on such a short-form Registration Statement and, once the short-form Registration Statement is declared effective, de-register such shares under the previous Registration Statement or transfer the filing fees from the previous Registration Statement (such transfer pursuant to Rule 429, if applicable) unless any Holder of Registrable Shares registered under the initial Registration Statement notifies the Company within twenty (20) Business Days of receipt of the Company notice that such a registration under a new Registration Statement and de-registration of the initial Registration Statement would interfere with its distribution of Registrable Shares already in progress; the Company shall furnish at a reasonable time prior to the filing thereof with the Commission, a copy of any Registration Statement and each amendment or supplement, if any, to the Prospectus included therein (including any documents incorporated by reference therein) and shall use its best efforts to reflect in each such document, when so filed with the Commission, such comments as FBR or such other representative of the Holders may reasonably propose;

(b) subject to Section 4(i) hereof, (i) prepare and file with the Commission such amendments and post-effective amendments to each such Registration Statement as may be necessary to keep such Registration Statement effective for the period described in Section 4(a) hereof, (ii) cause each Prospectus contained therein to be supplemented by any required prospectus supplement, and as so supplemented to be filed pursuant to Rule 424 or any similar rule that may be adopted under the Securities Act, and (iii) comply with the provisions of the Securities Act with respect to the disposition of all securities covered by each Registration Statement during the applicable period in accordance with the intended method or methods of distribution by the selling Holders thereof;

(c) furnish to the Holders, without charge, as many copies of each Prospectus, including each preliminary Prospectus, and any amendment or supplement thereto and such other documents as such Holder may reasonably request, in order to facilitate the public sale or other disposition of the Registrable Shares; the Company consents, subject to Section 5, to the use of such Prospectus, including each preliminary Prospectus, by the Holders in connection with the offering and sale of the Registrable Shares covered by any such Prospectus;

(d) use its commercially reasonable efforts to (i) register or qualify, or obtain exemption from registration or qualification for, all Registrable Shares by the time the applicable Registration Statement is declared effective by the Commission under all applicable state securities or “blue sky” laws of such domestic United States jurisdictions as FBR or any Holder covered by a Registration Statement shall reasonably request in writing, (ii) keep each such registration or qualification or exemption effective during the period such Registration Statement is required to be kept effective pursuant to Section 4(a) and (iii) do any and all other acts and things that may be reasonably necessary or advisable to enable such Holder to consummate the disposition in each such jurisdiction of such Registrable Shares owned by such Holder; provided, however, that the Company shall not be required to (i) qualify generally to do business in any jurisdiction or to register as a broker or dealer in such jurisdiction where it would not otherwise be required to qualify but for this Section 4(d), (ii) subject itself to taxation in any such jurisdiction, or (iii) submit to the general service of process in any such jurisdiction;

(e) use its commercially reasonable efforts to cause all Registrable Shares covered by such Registration Statement to be registered and approved by such other domestic state or local governmental agencies or authorities in the United States, if any, as may be necessary to enable the Holders thereof to consummate the disposition of such Registrable Shares;

(f) notify FBR and each Holder with Registrable Shares covered by a Registration Statement promptly and, promptly confirm such advice in writing at the address determined in accordance with Section 10(c), (i) when such Registration Statement has become effective and when any post-effective amendments thereto become effective or upon the filing of a supplement to any prospectus, (ii) of the issuance by the Commission or any state securities authority of any stop order suspending the effectiveness of such Registration Statement or the initiation of any Proceedings for that purpose, (iii) of any request by the Commission or any other federal or state governmental authority for amendments or supplements to such Registration Statement or related Prospectus or for additional information (such notice to be accompanied by an instruction to suspend the use of the Prospectus until the requisite changes have been made), and (iv) of any reason, including, but not limited to, the happening of any event during the period such Registration Statement is effective as a result of which such Registration Statement or the related Prospectus or any document incorporated by reference therein contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading (which information shall be accompanied by an instruction to suspend the use of the Registration Statement and the Prospectus until the requisite changes have been made);

(g) during the period of time referred to in Section 4(a) above, use its commercially reasonable efforts to avoid the issuance of, or if issued, to obtain the withdrawal of, any order enjoining or suspending the use or effectiveness of a Registration Statement or suspending the qualification (or exemption from qualification) of any of the Registrable Shares for sale in any jurisdiction, as promptly as practicable;

(h) provide to FBR and its counsel within three (3) Business Days of receipt by the Company or its counsel, copies of any material correspondence (which FBR may disclose to any other Holder) with or from the Commission or its staff with respect to a Registration Statement; and upon request, furnish to each requesting Holder with Registrable Shares covered by a Registration Statement, without charge, at least one (1) conformed copy of such Registration Statement and any post-effective amendment or supplement thereto (without documents incorporated therein by reference or exhibits thereto, unless requested);

(i) except as provided in Section 5, upon the occurrence of any event contemplated by Section 4(f)(iv) hereof, use its commercially reasonable efforts to promptly prepare a supplement or post-effective amendment to a Shelf Registration Statement or the related Prospectus or any document incorporated therein by reference or file any other required document so that, as thereafter delivered to the purchasers of the Registrable Shares, such Prospectus will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and, upon request and without charge, promptly furnish to each requesting Holder a reasonable number of copies of each such supplement or post-effective amendment;

(j) if reasonably requested by the representative of the underwriters, if any, or any Holders of Registrable Shares being sold in connection with an Underwritten Offering, (i) promptly incorporate in a prospectus supplement or post-effective amendment such material information as the representative of the underwriters, if any, or such Holders indicate in writing relates to them or otherwise reasonably request in writing be included therein and (ii) make all required filings of such prospectus supplement or such post-effective amendment as soon as practicable after the Company has received written notification of the matters to be incorporated in such prospectus supplement or post-effective amendment;

(k) in the case of an Underwritten Offering, use its commercially reasonable efforts to furnish or caused to be furnished to each Holder of Registrable Shares covered by such Registration Statement and the underwriters a signed counterpart, addressed to each such Holder and the underwriters, of: (i) an opinion of counsel for the Company, dated the date of each closing under the underwriting agreement, reasonably satisfactory to such Holder; and (ii) a “comfort” letter, dated the effective date of such Registration Statement and the date of each closing under the underwriting agreement, signed by the independent public accountants who have certified the Company’s financial statements included in such Registration Statement, covering substantially the same matters with respect to such Registration Statement (and the Prospectus included therein) and with respect to events subsequent to the date of such financial statements, as are customarily covered in accountants’ letters delivered to underwriters in underwritten public offerings of securities and such other financial matters as such Holder and the underwriters may reasonably request and customarily obtained by underwriters in underwritten offerings;

(l) enter into customary agreements (including in the case of an Underwritten Offering, an underwriting agreement in customary form) and take all other action in connection therewith in order to expedite or facilitate the distribution of the Registrable Shares included in such Registration Statement and, in the case of an Underwritten Offering, make representations, warranties and agreements (including indemnities) to the Holders of Registrable Shares covered by such Registration Statement and to the underwriters in such form and scope as are customarily made by issuers to underwriters and Holders in underwritten offerings and confirm the same in writing to the extent customary if and when requested;

(m) in connection with an Underwritten Offering, make available for inspection by one representative appointed by the Holders of a majority of the Registrable Shares and the representative of any underwriters participating in any disposition pursuant to a Registration Statement and any counsel and accounting firm retained by the Holders and underwriters, respectively, all financial and other records, pertinent corporate documents and properties of the Company and cause the respective officers, directors, employees and agents of the Company to supply all information reasonably requested by any such representatives, the representative of the underwriters, counsel thereto or accountants in connection with a Registration Statement; provided, however, that such records, documents or information that the Company determines, in good faith, to be confidential and notifies such representative of the Holders, representative of the underwriters, counsel thereto or accountants thereto are confidential shall not be disclosed by the representatives, representative of the underwriters, counsel thereto or accountants unless (i) the disclosure of such records, documents or information is necessary to avoid or correct a misstatement or omission in a Registration Statement or Prospectus, (ii) the release of such records, documents or information is ordered pursuant to a subpoena or other order from a court of competent jurisdiction, or (iii) such records, documents or information have been generally made available to the public; provided further, that to the extent practicable, the foregoing inspection and information gathering shall be coordinated on behalf of the Holders and the other parties entitled thereto by one counsel designated by and on behalf of the Holders and the other parties.

(n) use its commercially reasonable efforts to qualify for, and list or include all Registrable Shares on, the New York Stock Exchange or the Nasdaq National Market as soon as practicable if the Company meets the criteria for listing on such exchange or market (including, without limitation, seeking to cure in the Company’s listing or inclusion application any deficiencies cited by the exchange or market) and thereafter use commercially reasonable efforts to maintain such listing;

(o) prepare and timely file all documents, reports and certifications required by the Securities Act and the Exchange Act at all times beginning from the date the Company is first subject to such filing, reporting or certification requirements through the date no Holders hold Registrable Shares;

(p) provide a CUSIP number for all Registrable Shares, not later than the effective date of the Registration Statement;

(q) (i) otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the Commission and, as applicable, the New York Stock Exchange, Nasdaq National Market or other listing standard, (ii) make generally available to its stockholders, as soon as reasonably practicable, earnings statements covering at least twelve (12) months that satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 (or any similar rule promulgated under the Securities Act ) thereunder, no later than forty-five (45) days after the end of each fiscal year of the Company and (iii) delay filing any Registration Statement or Prospectus or amendment or supplement to such Registration Statement or Prospectus to which the Holders of a majority of Registrable Shares covered by any Registration Statement shall have reasonably objected on the grounds that such Registration Statement or Prospectus or amendment or supplement does not comply in all material respects with the requirements of the Securities Act, such Holders having been furnished with a copy thereof at least five (5) Business Days prior to the filing thereof, provided that the Company may file such Registration Statement or Prospectus or amendment or supplement following such time as the Company shall have made a good faith effort to resolve any such issue with the objecting Holders and shall have advised the Holders in writing of its reasonable belief that such filing complies with the requirements of the Securities Act;

(r) provide and cause to be maintained a registrar and transfer agent for all Registrable Shares covered by any Registration Statement from and after a date not later than the effective date of such Registration Statement;

(s) in connection with any sale or transfer of the Registrable Shares (whether or not pursuant to a Registration Statement) that will result in the security being delivered no longer being Registrable Shares, cooperate with the Holders and the representative of the underwriters, if any, to facilitate the timely preparation and delivery of certificates representing the Registrable Shares to be sold, which certificates shall not bear any transfer restrictive legends (other than as required by the Company’s Charter) and to enable such Registrable Shares to be in such denominations and registered in such names as the representative of the underwriters, if any, or the Holders may request at least two (2) Business Days prior to any sale of the Registrable Shares; and

(t) upon effectiveness of the first Registration Statement filed by the Company, the Company will take such actions and make such filings as are necessary to effect the registration of the Common Stock under the Exchange Act simultaneously with or as soon as practicable following the effectiveness of the Registration Statement.

The Company may require the Holders to furnish to the Company such information regarding the proposed distribution by such Holder as the Company may from time to time reasonably request in writing or as shall be required to effect the registration of the Registrable Shares and no Holder shall be entitled to be named as a selling stockholder in any Registration Statement and no Holder shall be entitled to use the Prospectus forming a part thereof if such Holder does not provide such reasonable information to the Company. Any Holder that sells Registrable Shares pursuant to a Registration Statement or as a selling stockholder pursuant to an Underwritten Offering shall be required to be named as a selling stockholder in the related prospectus and to deliver a prospectus to purchasers. Each Holder further agrees to furnish promptly to the Company in writing all information required from time to time to make the information previously furnished by such Holder not misleading and each Holder shall have a reasonable opportunity to review and comment upon the Registration Statement with respect to the accuracy of the information provided by such Holder, which shall include at least five (5) Business Days after receipt of any Registration Statement to provide comments thereon to the Company or its counsel. The designated counsel, if any, for the Holders shall, on behalf of the Holders, have the right to review and comment upon the Registration Statement prior to the time it is filed with the Commission, which shall include at least ten (10) Business Days after receipt of any Registration Statement to provide comments thereon to the Company or its counsel.

Each Holder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 4(f)(ii), 4(f)(iii) or (f)(iv) hereof, such Holder will immediately discontinue disposition of Registrable Shares pursuant to a Registration Statement until such Holder’s receipt of copies of the supplemented or amended Prospectus. If so directed by the Company, such Holder will deliver to the Company (at the expense of the Company) all copies in its possession, other than permanent file copies then in such Holder’s possession, of the Prospectus covering such Registrable Shares current at the time of receipt of such notice.

5. Black-Out Period.

(a) Subject to the provisions of this Section 5 and a good faith determination by a majority of the independent members of the Board of Directors of the Company that it is in the best interests of the Company to suspend the use of the Registration Statement, following the effectiveness of a Registration Statement (and the filings with any international, federal or state securities commissions), the Company, by written notice to FBR and the Holders, may direct the Holders to suspend sales of the Registrable Shares pursuant to a Registration Statement for such times as the Company reasonably may determine is necessary and advisable (but in no event for more than an aggregate of ninety (90)-days in any rolling twelve (12)-month period commencing on the Closing Time, or thirty (30)-days in any rolling ninety (90)-day period, and no more than three (3) separate times in any rolling 12 month period) if any of the following events shall occur: (i) a primary Underwritten Offering by the Company where the Company is advised by the representative of the underwriters for such Underwritten Offering that the sale of Registrable Shares pursuant to the Registration Statement would have a material adverse effect on the Company’s Underwritten Offering; (ii) the majority of the independent members of the Board of Directors of the Company in good faith determine that (A) the offer or sale of any Registrable Shares would materially impede, delay or interfere with any material proposed acquisition, merger, tender offer, business combination, corporate reorganization, consolidation or other similar material transaction involving the Company, (B) after the advice of counsel, sale of Registrable Shares pursuant to the Registration Statement would require disclosure of non-public material information not otherwise required to be disclosed under applicable law, and (C) disclosure would have a material adverse effect on the Company or the Company’s ability to consummate such transaction in each case under circumstances that would make it impracticable or inadvisable to cause the Registration Statement (or such filings) to become effective or to promptly amend or supplement the Registration Statement on a post-effective basis, as applicable; or (iii) the majority of the independent members of the Board of Directors of the Company shall have determined in good faith, after the advice of counsel, that it is required by law, rule or regulation to supplement the Registration Statement or file a post-effective amendment to the Registration Statement in order to incorporate information into the Registration Statement for the purpose of (A) including in the Registration Statement any Prospectus required under Section 10(a)(3) of the Securities Act; (B) reflecting in the Prospectus included in the Registration Statement any facts or events arising after the effective date of the Registration Statement (or of the most-recent post-effective amendment) that, individually or in the aggregate, represents a fundamental change in the information set forth therein; or (C) including in the Prospectus included in the Registration Statement any material information with respect to the plan of distribution not disclosed in the Registration Statement or any material change to such information. Upon the occurrence of any such suspension, the Company shall use its commercially reasonable efforts to cause the Registration Statement to become effective or to promptly amend or supplement the Registration Statement on a post-effective basis or to take such action as is necessary to permit resumed use of the Registration Statement as soon as possible.

(b) In the case of an event that causes the Company to suspend the use of a Registration Statement (a “Suspension Event”), the Company shall give written notice (a “Suspension Notice”) to the Holders and FBR to suspend sales of the Registrable Shares and such notice shall state generally the basis for the notice and certify, by an officer of the Company, that such suspension shall continue only for so long as the Suspension Event or its effect is continuing and the Company is taking all reasonable steps to terminate suspension of the use of the Registration Statement as promptly as possible. The Holders shall not effect any sales of the Registrable Shares pursuant to such Registration Statement (or such filings) at any time after receiving a Suspension Notice from the Company and prior to receipt of an End of Suspension Notice (as defined below). If so directed by the Company, each Holder will deliver to the Company (at the expense of the Company) all copies other than permanent file copies then in such Holder’s possession of the Prospectus covering the Registrable Shares at the time of receipt of the Suspension Notice. The Holders may recommence effecting sales of the Registrable Shares pursuant to the Registration Statement (or such filings) following further notice to such effect (an “End of Suspension Notice”) from the Company, which End of Suspension Notice shall be given by the Company to the Holders and FBR in the manner described above promptly following the conclusion of any Suspension Event and its effect.

(c) Notwithstanding any provision herein to the contrary, if the Company shall give a Suspension Notice pursuant to this Section 5 with respect to any Registration Statement, the Company agrees that it shall extend the period of time during which such Registration Statement shall be maintained effective pursuant to this Agreement by the number of days during the period from the date of the giving of a Suspension Notice to and including the date when Holders shall have received an End of Suspension Notice and copies of the supplemented or amended Prospectus necessary to resume sales, with respect to each Suspension Event; provided such period of time shall not be extended beyond the date that Shares are not Registrable Shares.

6. Indemnification and Contribution.

(a) The Company agrees to indemnify and hold harmless (i) FBR and each Holder, (ii) each Person, if any, who controls (within the meaning of Section 15 of the Securities Act or Section 20(a) of the Exchange Act), any of the foregoing (any of the Persons referred to in this clause (ii) being hereinafter referred to as a “Controlling Person”), and (iii) the respective officers, directors, partners, members, managers, employees, representatives and agents of FBR and each Holder or any Controlling Person (any Person referred to in clause (i), (ii) or (iii) may hereinafter be referred to as a “Purchaser Indemnitee”) from and against any and all losses, damages, judgments, Proceedings, reasonable out-of-pocket expenses, and other liabilities (collectively, the “Liabilities”), including, without limitation and as incurred, reimbursement of all reasonable costs of investigating, preparing, pursuing or defending any Proceeding by any governmental agency or body, commenced or threatened, including to the extent hereinafter provided, the reasonable fees and expenses of outside counsel to any Purchaser Indemnitee, joint or several, directly or indirectly related to, based upon, arising out of or in connection with any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement or Prospectus (as amended or supplemented if the Company shall have furnished to such Purchaser Indemnitee any amendments or supplements thereto), or any preliminary Prospectus or any other document prepared by the Company used to sell the Registrable Shares (provided that the Company will not be liable with respect to any such untrue statement or alleged untrue statement or omission or alleged omission made in any preliminary Registration Statement or Prospectus that is corrected in a Prospectus) or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent such Liabilities arise out of or are based upon (i) any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with information relating to any Purchaser Indemnitee furnished to the Company or any underwriter in writing by such Purchaser Indemnitee expressly for use therein or (ii) any untrue statement contained in or omission from a preliminary Prospectus if a copy of the Prospectus (as then amended or supplemented, if the Company shall have furnished to or on behalf of the Holder participating in the distribution relating to the relevant Registration Statement any amendments or supplements thereto) was not sent or given by or on behalf of such Holder to the Person asserting any such

Liabilities who purchased Shares, if such Prospectus (or Prospectus as amended or supplemented) is required by law to be sent or given at or prior to the written confirmation of the sale of such Shares to such Person and the untrue statement contained in or omission from such preliminary Prospectus was corrected in the Prospectus (or the Prospectus as amended or supplemented if the Company shall have furnished any amendments or supplements thereto). The indemnity provided for herein shall remain in full force and effect regardless of any investigation made by or on behalf of any Purchaser Indemnitee.

(b) In connection with any Registration Statement in which a Holder is participating and as a condition to such participation, such Holder agrees, severally and not jointly, to indemnify and hold harmless the Company, each Person who controls the Company within the meaning of Section 15 of the Securities Act or Section 20(a) of the Exchange Act and the respective partners, directors, officers, members, representatives, employees and agents of the Company and each such Person to the same extent as the foregoing indemnity from the Company to each Purchaser Indemnitee, but only with reference to untrue statements or omissions or alleged untrue statements or omissions made in reliance upon and in strict conformity with information relating to such Purchaser Indemnitee furnished to the Company in writing by such Purchaser Indemnitee expressly for use in any Registration Statement or Prospectus, any amendment or supplement thereto, or any preliminary Prospectus. The liability of any Purchaser Indemnitee pursuant to this paragraph shall in no event exceed the net proceeds received by such Purchaser Indemnitee from sales of Registrable Shares giving rise to such obligations.

(c) If any Proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against any Person in respect of which indemnity may be sought pursuant to paragraph (a) or (b) above, such Person (the “Indemnified Party,” or if more than one Indemnified Party, the “Indemnified Parties”), shall promptly notify the Person against whom such indemnity may be sought (the “Indemnifying Party”), in writing of the commencement thereof (but the failure to so notify an Indemnifying Party shall not relieve it from any liability which it may have under this Section 6, except to the extent the Indemnifying Party is actually and materially prejudiced by the failure to give notice), and the Indemnifying Party, shall assume the defense of such Proceeding and retain counsel chosen by the Indemnifying Party and approved by the Indemnified Party, which approval shall not be unreasonably withheld, to represent the Indemnified Party and any others the Indemnifying Party may reasonably designate in such Proceeding and shall pay the reasonable fees and expenses actually incurred by such counsel related to such Proceeding. Notwithstanding the foregoing, in any such Proceeding, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party, unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed in writing to the contrary, (ii) the Indemnifying Party failed within a reasonable time after notice of commencement of the Proceeding to assume the defense and engage counsel approved by the Indemnified Party as hereinabove provided, (iii) the Indemnifying Party and its counsel do not pursue in a reasonable manner the defense of such Proceeding, (iv) such Indemnified Party shall have been reasonably advised by counsel that, either (x) there may be one or more legal defenses available to it which are different from or additional to those available to the Indemnifying Party or such affiliate of the Indemnifying Party or (y) a conflict may exist between such Indemnified Party and the Indemnifying Party or such affiliate of the Indemnifying Party, then the

Indemnifying Party shall not have the right to assume nor direct the defense of such Proceeding on behalf of such Indemnified Party, it being understood, however, that the Indemnifying Party shall not, in connection with any one such Proceeding or separate but substantially similar or related Proceedings arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one (1) separate firm of attorneys (in addition to any local counsel), for all such Indemnified Parties, which firm shall be designated in writing by those Indemnified Parties who sold a majority of Registrable Shares sold by all such Indemnified Parties (excluding Registrable Shares sold by the Company at its Affiliates) and any such separate firm for the Company, the directors, the officers and such control Persons of the Company as shall be designated in writing by the Company. The Indemnifying Party shall not be liable for any settlement of any Proceeding effected without its written consent, which consent shall not be unreasonably withheld or delayed, but if settled with such consent or if there be a final judgment for the plaintiff, the Indemnifying Party agrees to indemnify any Indemnified Party from and against any loss or liability resulting from such settlement or judgment. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending or threatened Proceeding in respect of which any Indemnified Party is a party or the subject thereof and indemnity could have been sought hereunder by such Indemnified Party, unless (i) such settlement includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such Proceeding in a form satisfactory to the Indemnified Party and (ii) does not include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of the Indemnified Party.

(d) If the indemnification provided for in paragraphs (a) and (b) of this Section 6 is for any reason held to be unavailable to an Indemnified Party in respect of any Liabilities referred to therein (other than by reason of the exceptions provided therein) or is insufficient to hold harmless a party indemnified thereunder, then each Indemnifying Party under such paragraphs, in lieu of indemnifying such Indemnified Party thereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Liabilities in such proportion as is appropriate to reflect the relative fault of the Indemnifying Parties and the Indemnified Party, as well as any other relevant equitable considerations. The relative fault of the Company, on the one hand, and any Purchaser Indemnitees, on the other, shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or by such Purchaser Indemnitees and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(e) The parties agree that it would not be just and equitable if contribution pursuant to this Section 6 were determined by pro rata allocation (even if such Indemnified Parties were treated as one entity for such purpose), or by any other method of allocation that does not take account of the equitable considerations referred to in paragraph 6(d) above. The amount paid or payable by an Indemnified Party as a result of any Liabilities referred to paragraph 6(d) shall be deemed to include, subject to the limitations set forth above, any reasonable legal or other expenses actually incurred by such Indemnified Party in connection with investigating or defending any such Proceeding. Notwithstanding the provisions of this Section 6, in no event shall a Purchaser Indemnitee be required to contribute any amount in excess of the amount by which proceeds (net of any discounts or commissions) received by such Purchaser Indemnitee from sales of Registrable Shares exceeds the amount of any damages that such Purchaser

Indemnitee has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. For purposes of this Section 6, each Person, if any, who controls (within the meaning of Section 15 of the Act or Section 20(a) of the Exchange Act) FBR or a Holder shall have the same rights to contribution as FBR or such Holder, as the case may be, and each Person, if any, who controls (within the meaning of Section 15 of the Act or Section 20(a) of the Exchange Act) the Company, and each officer, director, partner, employee, representative, agent or manager of the Company shall have the same rights to contribution as the Company. Any party entitled to contribution will, promptly after receipt of notice of commencement of any Proceeding against such party in respect of which a claim for contribution may be made against another party or parties, notify each party or parties from whom contribution may be sought, but the omission to so notify such party or parties shall not relieve the party or parties from whom contribution may be sought from any obligation it or they may have under this Section 6 or otherwise, except to the extent that any party is actually and materially prejudiced by the failure to give notice. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act), shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

(f) The indemnity and contribution agreements contained in this Section 6 will be in addition to any liability which the Indemnifying Parties may otherwise have to the Indemnified Parties referred to above. The Purchaser Indemnitee’s obligations to contribute pursuant to this Section 6 are several in proportion to the respective number of Shares sold by each of the Purchaser Indemnitees hereunder and not joint.

7. Market Stand-off Agreement.

Each Holder hereby agrees that it shall not, to the extent requested in writing by an underwriter of securities of the Company, directly or indirectly sell, offer to sell (including without limitation any short sale), grant any option or otherwise transfer or dispose of any Registrable Shares or other shares of Common Stock of the Company or any securities convertible into or exchangeable or exercisable for shares of Common Stock of the Company then owned by such Holder (other than to donees or partners of the Holder who agree to be similarly bound) within thirty (30) days prior to, and ninety (90) days following, either (x) the effective date of the IPO Registration Statement of the Company filed under the Securities Act or (y) the date of an Underwritten Offering by the Company pursuant to a shelf registration statement of the Company filed under the Securities Act; provided, however, that:

(a) with respect to the up to the 90-day restriction that follows the effective date of the IPO Registration Statement, such agreement shall not be applicable to Registrable Shares sold pursuant to such IPO Registration Statement;

(b) all executive officers and directors of the Company then holding shares of Common Stock or securities convertible into or exchangeable or exercisable for shares of Common Stock of the Company shall enter into similar agreements for not less than the entire time period required of the Holders hereunder; and

(c) the Holders shall be allowed any concession or proportionate release allowed to any executive officer or director that entered into similar agreements.

In order to enforce the foregoing covenant, the Company shall have the right to place restrictive legends on the certificates representing the securities subject to this Section 7 and to impose stop transfer instructions with respect to the Registrable Shares and such other securities of each Holder (and the securities of every other Person subject to the foregoing restriction) until the end of such period.

8. Termination of the Company’s Obligations.

The Company shall have no further obligations pursuant to this Agreement at such time as no Registrable Shares are outstanding, provided, however, that the Company’s obligations under Sections 6 and 10 of this Agreement shall remain in full force and effect following such time.

9. Limitations on Subsequent Registration Rights.

From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders (other than Affiliates of the Company) of a majority of the then outstanding Registrable Shares, enter into any agreement with any holder or prospective holder of any securities of the Company that would allow such holder or prospective holder to include such securities in any Registration Statement, filed pursuant to the terms hereof.

10.	Miscellaneous.

Remedies. If (i) the Company does not initially file the IPO Registration Statement or the Shelf Registration Statement with the Commission within nine (9) months from the date hereof, (ii) the Company does not file a Shelf Registration Statement relating to any Registrable Shares not registered under and distributed pursuant to an IPO Registration Statement (a) in the case of the withdrawal or abandonment of the offering pursuant to the IPO Registration Statement, the date which is thirty (30) days after the earlier of the withdrawal or abandonment of the offering pursuant to the IPO Registration Statement or (b) the date ninety (90) days after the consummation of the offering pursuant to the IPO Registration Statement or (iii) the Company fails to comply with its obligations set forth in Sections 2 and 4 to file, when and as required, any documents or other materials necessary to effect, or maintain the effectiveness of, any Shelf Registration Statement, the Manager (A) shall not be entitled to receive from the Company, and shall forfeit, any Incentive Fee (as defined in that certain Management Agreement, dated as of June 4, 2004, by and between the Company and the Manager (the “Management Agreement”)) that may become payable to the Manager pursuant to the Management Agreement for the period of time that the Company has not complied with such obligations beginning on such date nine (9) months from the date hereof and continuing only until such date as the Company complies with its obligations hereunder, at which time all amounts due to the Manager under the Management Agreement, including fees earned during the period in which the Company has not complied with such obligations, shall become due and payable, and (B) the Manager shall forfeit one-half (1/2) of any shares of Common Stock (or any securities of the Company convertible into shares of Common Stock) granted to J.E. Robert Company, Inc., or any Affiliate of J.E. Robert Company, Inc., including the Manager, by the Company pursuant to the Company’s stock incentive plan in connection with the transactions contemplated by the Purchase Agreement; provided, however, that in no event shall the remedies specified in (B) of this Section 10(a) apply at any time when the Company has endeavored in good faith to file either the IPO Registration Statement or Shelf Registration Statement but is unable to make such filing as of such date as a result of circumstances outside the reasonable control of the Company; and provided further that with respect to any remedies specified in (B) of this Section 10(a) that occur nine (9) months from the date hereof, the Company shall have an additional two Business Day grace period to file either an IPO Registration Statement or Shelf Registration Statement before any such remedies shall be effected hereunder. The provisions set forth in this Section 10(a) shall not limit the remedies of any party hereto with respect to the breach of any provisions of this Agreement.

(a) Amendments and Waivers. The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to or departures from the provisions hereof may not be given, without the written consent of the Company and Holders beneficially owning not less than fifty percent (50%) of the then outstanding Registrable Shares; provided, however, that for purposes of this Agreement, Registrable Shares that are owned, directly or indirectly, by an Affiliate of the Company shall not be deemed to be outstanding. Notwithstanding the foregoing, a waiver or consent to or departure from the provisions hereof with respect to a matter that relates exclusively to the rights of a Holder whose securities are being sold pursuant to a Registration Statement and that does not directly or indirectly affect, impair, limit or compromise the rights of other Holders may be given by such Holder; provided that the provisions of this sentence may not be amended, modified or supplemented except in accordance with the provisions of the immediately preceding sentence.

(b) Notices. All notices and other communications, provided for or permitted hereunder shall be made in writing or delivered by facsimile (with receipt confirmed), overnight courier or registered or certified mail, return receipt requested, or by telegram

(i) if to a Holder, at the most current address given by the transfer agent and registrar of the Shares to the Company; and

(ii) if to the Company, at the offices of the Company at 1650 Tysons Boulevard, Suite 1600, McLean, Virginia 22102, Attention: Chief Financial Officer, (fax (703) 714 -8102).

Receipt of any notice sent pursuant to this Agreement shall be deemed to occur three days after mailing by the party giving such notice. The Company shall cause the transfer agent to use commercially reasonable efforts to maintain current addresses of the Holders.

(c) Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of each of the parties hereto, including the Holders. The Company agrees that the Holders shall be parties to the agreements made hereunder and shall be entitled to the benefits and subject to the obligations hereof, and the Company and each Holder shall have the right to enforce such agreements directly to the extent it deems such enforcement necessary or advisable to protect its rights hereunder.

(d) Stock Legend. In addition to any other legend that may appear on the stock certificates evidencing the Registrable Shares, for so long as any Shares remain Registrable Shares each stock certificate evidencing such Registrable Shares shall contain a legend to the following effect: “THE SHARES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO AND ENTITLED TO THE BENEFITS OF A CERTAIN REGISTRATION RIGHTS AGREEMENT, DATED JUNE 4, 2004”.

(e) Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

(f) Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AS APPLIED TO CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT OF NEW YORK OR ANY OTHER NEW YORK STATE COURT SITTING IN NEW YORK IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO UNDER APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT AND ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(g) Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties hereto that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

(h) Entire Agreement. This Agreement, together with the Purchase Agreement, is intended by the parties hereto as a final expression of their agreement, and is intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein.

(i) Registrable Shares Held by the Company or its Affiliates. Whenever the consent or approval of Holders of a specified percentage of Registrable Shares is required hereunder, Registrable Shares held by the Company or its Affiliates shall not be counted in determining whether such consent or approval was given by the Holders of such required percentage.

(j) Survival. This Agreement is intended to survive the consummation of the transactions contemplated by the Purchase Agreement. The indemnification and contribution obligations under Section 6 of this Agreement shall survive the termination of the Company’s obligations under Section 2 of this Agreement.

(k) Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the provisions of this Agreement. All references made in this Agreement to “Section” refer to such Section of this Agreement, unless expressly stated otherwise.

(l) Attorneys’ Fees. In any Proceeding brought to enforce any provision of this Agreement, or where any provision hereof is validly asserted as a defense, the prevailing party, as determined by the court, shall be entitled to recover its reasonable attorneys’ fees in addition to any other available remedy.

[Signatures on the Following Page]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

JER INVESTORS TRUST INC.

By:	/s/ Tae-Sik Yoon
Name:	Tae-Sik Yoon
Its:	Executive Vice President

JER COMMERCIAL DEBT ADVISORS LLC

By:	/s/ Daniel T Ward
Name:	Daniel T. Ward
Its:	Senior Managing Director

FRIEDMAN, BILLINGS, RAMSEY & CO., INC.

By:	/s/ James R. Kleeblatt
Name:	James R. Kleeblatt
Its:	Senior Managing Director

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